Exhibit 99

www.Frontier.com

Frontier Communications Announces Completion of Reverse Stock Split

NORWALK, Conn., July 10, 2017 – Frontier Communications Corporation (NASDAQ: FTR) today announced the completion of its 1-for-15 reverse stock split of the issued shares of common stock, which became effective as of the beginning of trading today. Frontier common stock will continue to trade on the Nasdaq Global Select Market under the symbol “FTR” with a new CUSIP number (35906A 306). In addition, and at the same time, the total number of shares of common stock that Frontier is authorized to issue changed from 1,750,000,000 shares to 175,000,000 shares.

As previously disclosed, at the effective time, each fifteen shares of Frontier common stock were automatically converted into one share of common stock, without any change in the par value per share. No fractional shares were issued as a result of the reverse stock split. Any stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment (without interest) in an amount equal to the market value of the fractional share to which the stockholder would otherwise be entitled. The process to be used to implement the payment of cash for fractional shares is set forth under the heading “Treatment of Fractional Shares” on pages 70 – 71 in Frontier’s 2017 proxy statement, filed with the SEC on March 28, 2017.

Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares. Holders of share certificates will soon receive instructions from Frontier’s transfer agent, Computershare Investor Services, regarding the process for exchanging their shares. Computershare Investor Services can be reached at (877) 770-0496 or http://www-us.computershare.com/investor/contact.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

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